Exhibit 4.19

PURCHASE AND SALE

This Purchase and Sale (hereinafter the “Purchase”) is made April 6, 2011 by and between:

(1)    LAN Cargo S.A., a stock corporation incorporated and existing according to the laws of the Republic of Chile, domiciled, for these purposes, at Avenida Presidente Riesco 571, 19th floor, Las Condes, Santiago, Chile (hereinafter also “LAN Cargo” or the “Seller”);

(2)    Inversiones Betmin SpA, a joint stock company incorporated and existing according to the laws of the Republic of Chile, domiciled, for these purposes, at Avenida Isidora Goyenechea 2800, 50th floor, Las Condes, Santiago, Republic of Chile (hereinafter also the “Buyer”).

WHEREAS

A.    Blue Express S.A. is a stock corporation incorporated and existing according to the laws of the Republic of Chile (hereinafter also “Blue Express”). Blue Express (originally called Lan Courier Staff S.A.) was incorporated by public deed dated October 31, 2000, executed in the Santiago Notarial Office of Mr. Eduardo Pinto Peralta. An abstract of that deed was registered on page 29,855, number 23,760, of the 2000 Santiago Commercial Registry and was published in Official Gazette #36814 on November 16, 2000. Its capital is divided into 100 common shares with no par value that are fully subscribed and paid in. Blue Express Intl. Servicios de Transporte Limitada owns 99 shares in Blue Express, representing 99% of the capital, while Lan Cargo owns the remaining share representing 1% of the capital (such share hereinafter called the “Share”).

B.    On even date herewith, LAN Cargo and Inversiones Lan S.A. have assigned and transferred all of the capital in Blue Express Intl. Servicios de Transporte Limitada to Servicios de Transportes Limitada and Inversiones Betmin SpA.

C.    The Seller intends to transfer the Share and the Buyer intends to acquire the Share.

THEREFORE, Seller and Buyer (hereinafter collectively called the “Parties”) agree to the following:

ARTICLE ONE

PURCHASE AND SALE

1.1    Subject to the terms and conditions of this Purchase, Lan Cargo sells, assigns and transfers full ownership of one Share in Blue Express to Inversiones Betmin SpA, which this latter buys, acquires and accepts from Lan Cargo. Such Share represents one percent of the capital. Said transfer and acquisition are made free of any lien, restriction, limitation, debt, claim or third-party right.

1.2    The Purchase price is 30,845,750 Chilean pesos for the Share in Blue Express (hereinafter also the “Price”).

1.3    Inversiones Betmin SpA pays the Price to Lan Cargo in this act, at once and in cash. The Seller declares receipt of such sum to its satisfaction, for all pertinent legal purposes, and considers the Price to have been paid to its full conformity.

The Price will not be subject to any deductions or withholdings, either for taxes, expenses or other reason, provided, however, that the Seller shall pay any tax, charge or lien for which it is liable that is assessed on the transfer and/or capital gain resulting from the Purchase or otherwise determined on the basis of the taxable income in its respective jurisdiction.

1.4    The Seller delivers the respective certificate of the Share and the Buyer declares receipt thereof to its full conformity.

1.5    The Parties waive the resolutory action resulting from this Purchase.

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES

2.1    The Seller represents and warrants to the Buyer, which has been determining to the Buyer signing this Purchase, that each and every one of the assertions contained in Schedule 2.1 to the Promise are on this date true and correct in respect of the Seller (hereinafter also the “Seller’s Representations and Warranties”). Said schedule is filed with this document after signature by the parties.

2.2    All of the Seller’s Representations and Warranties shall remain in effect for 6 months following the date of this Purchase, except for the Seller’s Representations and Warranties contained in Section 12 of Schedule 2.1 of the Promise (“Tax Affairs”), which shall remain in force for 12 months following the date of this Purchase.

2.3    The Buyer represents and warrants to the Seller, which has been determining to the Seller signing this Purchase, that each and every one of the assertions contained in Schedule 2.3 to the Promise are on this date true and correct in respect of the Buyer (hereinafter also the “Buyer’s Representations and Warranties”). Said schedule is filed with this document after signature by the parties.

All the Buyer’s Representations and Warranties shall continue in force through 6 months following the date of this Purchase.

ARTICLE THREE

INDEMNIFICATION

3.1    The Seller shall indemnify and hold the Buyer and Blue Express harmless (hereinafter also the “Indemnitees”) for, and it shall pay the Indemnitees any sum derived from, any loss, liability, claim, injury, expense (including reasonable attorneys’ fees) or decrease in value, whether or not a third-party claim is involved (hereinafter also the “Damages”) that arise from or in relation to:

(i)    A material mendacity or inaccuracy of any of the Seller’s Representations and Warranties; or

(ii)    Any material default by the Seller on any agreement or obligation under the Purchase.

3.2    The Seller shall not be liable in relation to the matters described in Section 3.1 (for indemnification or otherwise) for any sum exceeding the Price.

3.3    The Buyer shall indemnify and hold the Seller harmless from, and shall pay it, Damages that arise from or in relation to:

(i)    A material mendacity or inaccuracy of any of the Buyer’s Representations and Warranties; or

(ii)    Any material default by the Buyer on any agreement or obligation under the Purchase.

3.4    The Buyer shall not be liable in relation to the matters described in Section 3.3 (for indemnification or otherwise) for any sum exceeding the Price.

ARTICLE FOUR

GOVERNING LAW; JURISDICTION

4.1    This Purchase is governed by the law of the Republic of Chile.

4.2    All disagreements arising from, or that bear a relationship to, this Purchase shall be resolved by the Ordinary Courts of Justice sitting in the city of Santiago, Chile.

ARTICLE FIVE

GENERAL PROVISIONS

5.1    Each of the Schedules forms a part of this Purchase for all pertinent purposes.

5.2    Save specific provision otherwise in this Purchase, no change, amendment, alteration, supplement or termination of this Purchase or of any of the parts thereof shall be valid unless set down in writing and signed by all the Parties.

5.3    Any and all of the notices, notifications or other correspondence or deliveries that must or may be made according to the provisions of this Purchase shall be deemed made, for all pertinent purposes, upon forwarding by certified mail, postage prepaid and return receipt requested, or delivered by messenger or sent by fax in the following manner:

If to the Seller, at:

to the attention of:     Alejandro de la Fuente

Address:     Avda. Presidente Riesco 5711, 20th floor, Las Condes, Santiago

Fax:            5658764

e-mail:       Alejandro.delafuente@lan.com

If to the Buyer, at:

to the attention of:     Jaime Cuevas Rodríguez

Address:     Avda. Kennedy 5454, Suite 902, Vitacura, Santiago

Fax:             56 -43- 401071

e-mail:         jcuevas@bethia.cl

or to such other address specified by any of the Parties by notice to the other according to this paragraph. The notices, notifications and correspondence shall be deemed delivered to any of the Parties on the same date when delivered by messenger, if delivered in that way; on the date five days after forwarding by post, in the case of certified mail; or the business day next succeeding the date when transmitted by fax, if sent in that manner.

5.4    No waiver of the provisions in this Purchase shall be valid unless it is made in writing and signed by the Party making the waiver. No waiver shall be deemed to be a continuing waiver over time or a waiver of a subsequent default or breach, whether or not similar in nature, unless so specifically stipulated in writing.

5.5    If any section of this Purchase or its enforcement against any person or any circumstance were declared void or illegal for any reason, all other sections of this Purchase that might take effect without such void or illegal section and the enforcement of those same sections against persons or circumstances other than those regarding which they were deemed void or illegal shall continue in full force, always provided that the invalidity of any one of the sections of this Purchase regarding any person or circumstance does not materially affect or change the meaning of this Purchase. To the extent legally possible, the section declared void or illegal or unenforceable against any person or circumstance shall be interpreted, in each case, to be able to produce legal effect.

5.6    The provisions in this Purchase will be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Purchase without the consent of the other Party.

5.7    The titles and headings contained in this Purchase have been placed for reasons of convenience and reference only and do not in any way modify or interpret the intention of the Parties or affect the content of the stipulations in this Purchase.

5.8    The bearer of an original copy of this Purchase is authorized to request the corresponding registrations in the Blue Express shareholders registry.

5.9    The expenses incurred by each Party in negotiating and executing this Purchase, including the fees of legal, accounting and financial advisors, shall be paid by the Party incurring them.

5.10    Each Party declares that it has the authority and legal, corporate and other authorizations needed to execute, deliver and perform this Purchase.

AUTHORITIES: The authority of the representative of LAN CARGO S.A. is contained in the public deed dated March 10, 2011, executed in the Santiago Notarial Office of Patricio Raby Benavente. The authority of the representative of INVERSIONES BETMIN SpA is contained in the public deed dated January 24, 2011, executed in the Santiago Notarial Office of Patricio Javier Leiva Carvajal.

for LAN Cargo S.A.	pp. Arenas Consulting Inc.

for Cabaly International S.A.

for Inversiones Betmin SpA	for [LAN Company]